Exhibit 5.1

Hogan & Hartson LLP.

July 26, 2004

Board of Directors

The Mills Corporation

1300 Wilson Boulevard, Suite 400

Arlington, VA 22209

Ladies and Gentlemen:

We are acting as counsel to The Mills Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to up to an aggregate of 6,000,000 shares of common stock, par value $.01 per share, of the Company (the “Shares”), to be issued from time to time pursuant to the Company’s 2004 Stock Incentive Plan, effective as of April 22, 2004 (the “Stock Incentive Plan”) and approximately $5,000,000 of deferred compensation obligations that may be incurred by the Company upon election by eligible participants (the “Obligations”) pursuant to the Company’s Non-Qualified Deferred Compensation Plan, amended and restated as of January 1, 2003, as amended by Amendment No. One to the Mills Corporation’s Non-Qualified Deferred Compensation Plan, effective as of March 14, 2003 (collectively, the “Deferred Compensation Plan”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.                                       Executed copy of the Registration Statement.

2.                                       A copy of the Stock Incentive Plan, as certified by the Secretary of the Company as having been duly approved by the stockholders of the Company at the 2004 Annual Stockholders’

Meeting on the date hereof as being complete, accurate and in effect.

3.                                       A copy of the Deferred Compensation Plan, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.                                       The Amended and Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), as certified by the Secretary of State of the State of Delaware on June 9, 2004 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.                                       The Amended and Restated Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.                                       Resolutions of the Board of Directors of the Company, adopted at a meeting held on April 22, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the authorization of the Stock Incentive Plan and issuance of the Shares therewith and listing of the Shares on the NYSE and arrangements in connection therewith.

7.                                       Resolutions of the Executive Compensation Committee of the Board of Directors at a meeting held on August 29, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the authorization of the Deferred Compensation Plan and arrangements in connection therewith.

8.                                       A copy of the Proposal Results Report of Equiserve Trust Company, Inc., the inspector of elections, relating to the votes cast to approve the Stock Incentive Plan at the 2004 Annual Stockholders’ Meeting of the Company on June 10, 2004.

9.                                       A certificate of the Secretary of the Company, dated as of the date hereof, as to certain facts relating to the Company.

In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies).  We also have assumed that the Shares have not and will not be issued in violation of the ownership limit contained in the Certificate of Incorporation.  As to matters of fact relevant to the opinions expressed herein, we have relied on the representations and statements of fact made in the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents.  This opinion letter is given, and all other statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect:  (i) the Delaware General Corporation Law, as amended, and (ii) as to the opinions expressed in paragraph (b), Virginia law.  We express no opinionas to any other laws, statutes, rules or regulations not specifically identified above.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)                                  Following the (i) issuance of the Shares in the manner and on the terms set forth in the Stock Incentive Plan, and (ii) receipt by the Company of any consideration for the Shares specified in the Stock Incentive Plan and the resolutions of the Board of Directors or a committee of the Board of Directors authorizing the issuance thereof, the Shares will be validly issued, fully paid, and nonassessable.

(b)                                 The obligation of the Company to pay the Obligations to eligible employees who elect to participate in the Deferred Compensation Plan will constitute a valid and binding obligation of the Company.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinion expressed in paragraph (b) above is also subject to the effect of:  (i) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

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This opinion letter has been prepared solely for your use in connection with the Registration Statement and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.